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                                                                    Exhibit 99.4

CONTACTS:

MEDIA:
R. Jeep Bryant
(412) 762-4550
corporate.communications@pnc.com

INVESTORS:
William H. Callihan
(412) 762-8257
investor.relations@pnc.com

                    PNC ANNOUNCES AGREEMENTS WITH REGULATORS

         PITTSBURGH, July 18, 2002 - The PNC Financial Services Group, Inc. (NYSE: PNC) announced today that it has reached a resolution with the Securities and Exchange Commission (SEC) concerning the SEC's previously disclosed inquiry into the transfer of certain PNC assets to companies formed with American International Group, Inc. (AIG) in 2001. PNC consented to an SEC cease and desist order to settle the matter and neither admitted nor denied the SEC's findings regarding disclosure, accounting and recordkeeping violations. PNC restated earnings on January 29, 2002 to reflect the consolidation of the companies formed with AIG in PNC's financial statements.

         "We're pleased to bring closure to this matter as to the company," said James E. Rohr, chairman, president and chief executive officer for PNC. "We've learned from it, and we're moving forward in our effort to build a stronger company."

         PNC also announced that it has entered into an agreement with the Federal Reserve Bank of Cleveland, and that PNC Bank, N.A., PNC's principal bank subsidiary, has entered into an agreement with the Office of the Comptroller of Currency. These agreements, which address issues including risk, management and financial controls, follow the conclusion of scheduled regulatory examinations.

         No fines or monetary penalties will be assessed against the company as a result of the bank regulatory or SEC actions, and no further adjustments to any PNC financial statements are required in connection with any of these matters.

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PNC Announces Agreements With Regulators - Page 2

          "Working with the bank regulators, we have developed a detailed action plan over the past several months to address areas needing enhancement, and implementation of that plan is underway," said Rohr. "The action plan and the bank regulatory agreements include many of the steps we are taking to enhance our risk management processes and our financial controls, as well as other actions designed to create a stronger company.

         "We are also reporting second quarter earnings of $320 million today which build upon the success we achieved in the first quarter," Rohr said. "We remain focused on our customers, and committed to delivering high-quality products and services moving forward."

         In addition, the company stated that customer assets are not affected by the SEC or bank regulatory actions, and it does not expect the actions to affect customer service.

         PNC has taken the following actions in recent months to enhance its internal controls and processes and its risk management platform:

       o In February, PNC hired the consulting firm McKinsey and Company to assist an internal task force in evaluating PNC's risk management structure and processes. The results of the study have served as a framework for enhancing PNC's organizational structure, regulatory relations and financial controls.

       o During the first quarter, PNC asked its new independent auditor, Deloitte & Touche, to accelerate a thorough review of the company's internal accounting processes surrounding financial statement closing and preparation. Many of the recommendations from that review have been implemented or are in the process of being integrated into PNC's financial organization.

       o In April, PNC consolidated its risk management activities under the direction of Chief Risk Officer Thomas K. Whitford, who reports to the CEO and the Audit Committee of the Board of Directors.

       o PNC has named John J. ("Jack") Wixted, formerly a senior vice president with the Federal Reserve Bank of Chicago, to the newly-created position of Chief Regulatory Officer, pending regulatory approval. He will coordinate all of PNC's regulatory and compliance activities.

       o PNC's board of directors is in the process of engaging an independent consultant to assist the board in reviewing the company's senior management function, structure and performance.

         As a result of the bank regulatory actions, PNC will need prior regulatory approval to engage in certain new activities or make new investments subject to provisions of the Gramm-Leach-Bliley Act. PNC will also need prior regulatory approval to add new directors or to employ new senior executive officers, or pay certain severance or related compensation.

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PNC Announces Agreements With Regulators - Page 3

         The bank regulatory agreements and the administrative order will be filed with the SEC as exhibits to PNC's Current Report on Form 8-K, which also will contain a discussion of other potential implications of these matters. The Form 8-K can be accessed at www.sec.gov. A copy of the Federal Reserve agreement will be available at www.federalreserve.gov, and a copy of the OCC agreement will be available at www.occ.treas.gov.

         Rohr, along with Chief Financial Officer Robert L. Haunschild and Chief Risk Officer Thomas K. Whitford, will hold a conference call for investors at 10:30 a.m. EST today regarding the topics addressed in this release. Investors should call 5-10 minutes before the start of the conference at 1-888-665-4799 (domestic) and 706-645-0410 (international). A taped replay of the call will be available through midnight July 25, 2002 at 800-642-1687 (domestic) and 706-645-9291 (international), enter Conference ID: 4734760.

       The PNC Financial Services Group, Inc., headquartered in Pittsburgh, is one of the nation's largest diversified financial services organizations, providing regional community banking, corporate banking, real estate finance, asset-based lending, wealth management, asset management and global fund services.

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